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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF PERKINS COIE LLP]


                               September 3, 1999

Targeted Genetics Corporation
1100 Olive Way, Suite 100
Seattle, Washington 98101

        Re: Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), which you are filing with the Securities and Exchange Commission with respect to the resale of up to 500,000 shares of common stock, par value $0.01 per share (the "Shares"). We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

        Based on the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the Prospectus of the Registration Statement under the heading "Validity of Common Stock." In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                               Very truly yours,

                               /s/ Perkins Coie LLP